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                                                                    EXHIBIT 99.3


FOR IMMEDIATE RELEASE                                    FOR INFORMATION CONTACT
                                                         KURT DAVIS
                                                         303-672-8830




                    CORAM CONVERTS ADDITIONAL DEBT TO EQUITY

DENVER - JANUARY 2, 2002 - Coram Healthcare Corporation (OTCBB:CRHEQ) and Coram, Inc., collectively referred to as Coram or the Company, today announced that it has converted approximately $23 million in principal and unpaid accrued interest of its Series A notes to equity in the form of Coram, Inc. preferred stock. The conversion, effective December 31, 2001, will be sufficient to maintain Coram's compliance in 2002 with the public company exception under the physician ownership and referral provisions of the Omnibus Budget Reconciliation Act of 1993, commonly known as "Stark II." Without the conversion, the Company's stockholders' equity at December 31, 2001 would not meet the level required by Stark II to satisfy the exception for ownership of stock in publicly traded companies by referring physicians or their family members.

Under the terms of the note exchange agreement, the preferred stock will pay a cumulative compounding annual dividend at the rate of 15 percent payable quarterly in arrears. Dividends paid before the effective date of a plan of reorganization in their ongoing Chapter 11 cases will be made in additional shares of preferred stock.

The Company's remaining Series A and B notes of approximately $132.3 million will be amended to reflect a maturity date of June 30, 2002 from June 30, 2001 and will continue to bear an annual interest rate of 9.0 percent. Subject to approval by the Bankruptcy Court, the notes and preferred stock may be restructured under a plan of reorganization.

Coram filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code on August 8, 2000 in the U.S. Bankruptcy Court for the District of Delaware with the support of the lenders holding Coram, Inc.'s principal debt. The Company's operating subsidiaries have continued to maintain normal patient services and business operations, paying trade creditors currently throughout the process.

Denver-based Coram Healthcare Corporation, through its subsidiaries, including all branch offices, is a national leader in providing specialty infusion therapies and support for clinical trials.

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